CHANGE OF CONTROL EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 12th day of May, 2003 (this "Agreement"), by and between Taubman Centers Inc., a Michigan corporation (together with its successors, "Taubman"), Taubman Realty Group Limited Partnership, a Delaware limited partnership ("TRG") and Lisa A. Payne (the "Executive").

                  WHEREAS, the Board of Directors of Taubman (the "Board"), has determined that it is in the best interests of Taubman and its stockholders to assure that the Company (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the current Company and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused Taubman to enter into this Agreement.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                SECTION 1. CERTAIN DEFINITIONS. (a) "Effective Date" means the first date during the Coverage Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment
(1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then "Effective Date" means the date immediately prior to the date of such termination of employment.

                (b) "Coverage Period" means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the "Renewal Date"), unless previously terminated, the Coverage Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, Taubman shall give notice to the Executive that the Coverage Period shall not be so extended.

                (c) "Affiliated Company" means any company controlled by, controlling or under common control with Taubman.

                (d) "Change of Control" means the first to occur of any of the following events:


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                (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than an Existing Shareholder (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of Taubman (the "Outstanding Taubman Common Stock") or (B) the combined voting power of the then-outstanding voting securities of Taubman entitled to vote generally in the election of directors (the "Outstanding Taubman Voting Securities"); provided, however, that, for purposes of this
Section 1(d), the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from Taubman, (ii) any acquisition by Taubman, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Taubman or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

                (2) Any time at which individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Taubman's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Taubman or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Taubman, or the acquisition of assets or stock of another entity by Taubman or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination
(including, without limitation, a corporation that, as a result of such transaction, owns Taubman or all or substantially all of Taubman's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Taubman or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

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                (4)      Approval by the stockholders of Taubman of a complete
liquidation or dissolution of Taubman; or

                (5) Termination, non-renewal, material amendment or material modification of the Master Services Agreement between TRG and The Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof or the Corporate Services Agreement between the Taubman and the Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof, other than any such termination, non-renewal, amendment or modification which has been previously approved by a majority of the Independent Directors (as defined in Taubman's Restated Articles of Incorporation) serving on the Incumbent Board.

                (e)      "Company" means Taubman and the Affiliated Companies.

                (f) "Existing Shareholder" means A. Alfred Taubman or any of his issue or any of his or their respective descendants, heirs, beneficiaries or donees or any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of such persons.

                SECTION 2. EMPLOYMENT PERIOD. Taubman hereby agrees to continue, or to cause one of the Affiliated Companies to continue, the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). The Employment Period shall terminate upon the Executive's termination of employment for any reason.

                SECTION 3. TERMS OF EMPLOYMENT. (a) Position and Duties. (1) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

                (2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

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                (b) COMPENSATION. (1) BASE SALARY. During the Employment Period,
the Executive shall receive an annual base salary (the "Annual Base Salary") at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed for increase, but not decrease, at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to the Annual Base Salary as so increased.

                (2) ANNUAL BONUS. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus earned under the Company's Annual Incentive Plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any bonus earned for a partial fiscal year) (the "Recent Annual Bonus"). (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the "Recent Annual Bonus" shall mean the Executive's target annual bonus for the year in which the Effective Date occurs.) Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                (3) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company. Notwithstanding any provision in any plan or award agreement to the contrary, effective as of the Effective Date, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award held by the Executive that is outstanding as of the Change of Control shall immediately vest and become exercisable, and each compensation award (as defined in the Long-Term Performance Compensation Plan (the "LTPC Plan")) granted under the LTPC Plan outstanding as of the Change of Control shall vest and become immediately payable in full (along with any Premium (as defined in the LTPC Plan) thereon, if the FFO Per Share Growth Rate (as defined in the LTPC Plan) for the three full calendar years preceding the date of the Change of Control equals or exceeds 10%).


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                (4) WELFARE BENEFIT PLANS. During the Employment Period, the
Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company.

                (5) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

                (6) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

                (7) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company.

                (8) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company.

                SECTION 4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically if the Executive dies during the Employment Period. If Taubman determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability"), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive

(the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                (b) CAUSE. Taubman may terminate the Executive's employment during the Employment Period with or without Cause. "Cause" means:

                (1) the willful and continued failure of the Executive to perform substantially the Executive's duties (as contemplated by Section 3(a)(1)(A)) with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Taubman that specifically identifies the manner in which the Board or the Chief Executive Officer of Taubman believes that the Executive has not substantially performed the Executive's duties, or

                (2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of Taubman or a senior officer of Taubman or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

                (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. "Good Reason" means:

                (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of Taubman's ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (2) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (3) the Company's requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                (4) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                (5) any failure by Taubman to comply with and satisfy Section 10(c).

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 90-day period immediately following the Effective Date (a "Window Period Termination") shall be deemed to be a termination for Good Reason for all purposes of this Agreement. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive's ability to terminate employment for Good Reason.

                (d) NOTICE OF TERMINATION. Any termination by Taubman for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or Taubman to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Taubman, respectively, hereunder or preclude the Executive or Taubman , respectively, from asserting such fact or circumstance in enforcing the Executive's or Taubman's respective rights hereunder.

                (e) DATE OF TERMINATION. "Date of Termination" means (1) if the Executive's employment is terminated by Taubman for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination,

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(which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive's employment is terminated by Taubman other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

                SECTION 5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, Taubman terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

                (1) Taubman shall pay, or shall cause one of the Affiliated Company to pay, to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                        (A) the sum of (i) the Executive's Annual Base Salary
                  through the Date of Termination to the extent not theretofore paid; (ii) the Executive's business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed by the Company as of the Date of Termination; (iii) the Executive's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination; (iv) the product of (x) the higher of
                  (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and (v) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii), (iii), (iv) and (v), the "Accrued Obligations");

                        (B) the amount equal to the product of (i) in the case
                  of a Window Period Termination, two, and in all other cases, two and a half and (ii) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

                (2) other than in the event of a Window Period Termination, for 30 months after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) and
         Section 3(b)(6) if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families; provided, however, that, if the Executive becomes reemployed


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         with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall terminate. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

                (3) other than in the event of a Window Period Termination, Taubman shall provide, or shall cause one of the Affiliated Companies to provide, the Executive with outplacement benefits through the services of an independent outplacement consulting firm selected by Taubman during the 12-month period following the Date of Termination; and

                (4) to the extent not theretofore paid or provided, Taubman shall timely pay or provide, or shall cause one of the Affiliated Companies to timely pay or provide, to the Executive any Other Benefits (as defined in Section 6).

                (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, Taubman shall provide, or shall cause one of the Affiliated Companies to provide, the Executive's estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 5(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives of the Company under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and their beneficiaries.

                (c) DISABILITY. If the Executive's employment is terminated by Taubman by reason of the Executive's Disability during the Employment Period, Taubman shall provide, or shall cause one of the Affiliated Companies to provide, the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and their families.

                (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by Taubman for Cause during the Employment Period, Taubman shall provide to the Executive, or shall cause one of the Affiliated Companies to provide to Executive, (1) the Executive's Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, and (3) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, Taubman shall provide to the Executive, or shall cause one of the Affiliated Companies to provide to the Executive, the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                SECTION 6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Taubman or any of the Affiliated Companies at or subsequent to the Date of Termination ("Other Benefits") shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company, unless otherwise specifically provided therein in a specific reference to this Agreement.

                SECTION 7. FULL SETTLEMENT. Taubman's obligation to make or cause one of the Affiliated Companies to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. Taubman shall pay, or cause one of the Affiliated Companies to pay, as incurred (within 15 days following Taubman's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Taubman, any of the Affiliated Companies, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                SECTION 8. REDUCTION OF PAYMENTS.

                (a) For purposes of this Section 8: (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Separation Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Separation Payments without causing any Payment to be nondeductible because of
Section 280G of the Code.

                (b) Taubman shall select, in its discretion, a nationally recognized accounting firm (the "Accounting Firm") to make the determinations contemplated by this Section 4(g). Anything in the Plan to the contrary notwithstanding, in the event that the Accounting Firm determines that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Separation Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

                (c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, Taubman shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced
(as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise Taubman in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten-day period, Taubman may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon Taubman and the Affiliated Companies and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, Taubman shall pay or distribute, or shall cause one of the Affiliated Companies to pay or distribute, to or for the benefit of the Executive such Separation Payments as are then due to the Executive under this Agreement, and shall promptly pay or distribute, or cause to be paid or distributed, to or for the benefit of the Executive in the future such Separation Payments as become due to the Executive under this Agreement.

                (d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Taubman or any of the Affiliated Companies or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of the Executive shall be repaid by the Executive; provided, however, that no such payment shall be made by the Executive if and to the extent such payment would neither reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                (e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

                SECTION 9. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to Taubman or any of the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Company and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of Taubman or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                SECTION 10. SUCCESSORS. (a) This Agreement is personal to the Executive, and, without the prior written consent of Taubman, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                (b) This Agreement shall inure to the benefit of and be binding upon Taubman and its successors and assigns. Except as provided in
Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by Taubman.

                (c) Each of Taubman and TRG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform it if no such succession had taken place. "Taubman" means Taubman as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. "TRG" means TRG as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

                SECTION 11. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of [MICHIGAN], without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  if to the Executive:


                  At the most recent address on file at the Company




                  if to Taubman:

                           Taubman Centers, Inc.
                           200 East Long Lake Road
                           Suite 300
                           Bloomfield Hills, Michigan 48304
                           Attention:  General Counsel


                  if to TRG:

                           Taubman Realty Group Limited Partnership
                           200 East Long Lake Road
                           Suite 300
                           Bloomfield Hills, Michigan 48304
                           Attention:  General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                (d) Taubman may withhold or cause to be withheld from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                (e) The Executive's or Taubman's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Taubman may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                (f) The Executive, Taubman and TRG acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and Taubman or any of the Affiliated Companies, the employment of the Executive by the Company is "at will" and, subject to Section 1(a), prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof including without limitation the Employment Agreement between The Taubman Company Limited Partnership, a Michigan Limited Partnership, and the Executive dated as of January 3, 1997.


                SECTION 12. GUARANTEE. TRG hereby irrevocably, absolutely and unconditionally guarantees the payment of all compensation and benefits (the "Benefits") that Taubman is obligated to provide or cause to be provided to the Executive under this Agreement. This is a guarantee of payment and not a collection, and is the primary obligation of TRG, and the Executive may enforce this guarantee against TRG without any prior enforcement of the obligation to make the Benefits against Taubman.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, Taubman and TRG have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                  ----------------------------------------------
                                  LISA PAYNE




                                  ----------------------------------------------
                                  TAUBMAN CENTERS INC.



                                  As guarantor of Taubman Centers Inc.:

                                  ----------------------------------------------
                                  TAUBMAN REALTY GROUP LIMITED
                                  PARTNERSHIP